EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Reliance Steel & Aluminum Co.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-187666 and 333-240139), Form S-4 (No. 333-139790), and Form S-8 (Nos. 333-136290, 333-147226, 333-202783, 333-204295, 333-204670 and 333-251300) of Reliance Steel & Aluminum Co. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Reliance Steel & Aluminum Co. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule of valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Reliance Steel & Aluminum Co.

Our report dated February 25, 2021 refers to a change in the Company’s method of accounting for leases as of January 1, 2019 due to the adoption of the Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842) and all related amendments.

5
/s/ KPMG LLP

Los Angeles, California
February 25, 2021